EXHIBIT 1





                                U.S. $30,000,000

                                 LOAN AGREEMENT


                            Dated as of May 17, 1996


                                     between


                             LIFE USA HOLDING, INC.
                                   as Borrower


                                       and


                            THE LENDERS NAMED HEREIN
                                   as Lenders


                                       and


                        EMPLOYERS REASSURANCE CORPORATION
                               as Agent and Lender





                                TABLE OF CONTENTS


SECTION                                                                 Page

1.  DEFINITIONS.........................................................  1

2.  AMOUNT AND TERMS OF CREDIT.......................................... 22
    2.1.  Term Loan Advances............................................ 22
    2.2.  Mandatory Prepayment.......................................... 23
    2.3.  Optional Prepayment; Prepayment Premium....................... 24
    2.4.  Use of Proceeds............................................... 24
    2.5.  Interest on Term Loan......................................... 24
    2.6.  Fees.......................................................... 26
    2.7.  Receipt of Payment............................................ 26
    2.8.  Application of Payments....................................... 27
    2.9.  Sharing of Payments, Etc...................................... 27
    2.10. Accounting.................................................... 28
    2.11. Indemnity..................................................... 28
    2.12. Access........................................................ 28
    2.13. Capital Adequacy.............................................. 29
    2.14. Taxes......................................................... 29
    2.15. Limitations on Section 2.13 and 2.14.......................... 32

3.  CONDITIONS PRECEDENT................................................ 32
    3.1.  Conditions to Initial Term Loan............................... 32
    3.2.  Further Conditions to each Term Loan Advance.................. 35

4.  REPRESENTATIONS AND WARRANTIES...................................... 36
    4.1.  Corporate Existence; Compliance with Law...................... 36
    4.2.  Executive Offices............................................. 36
    4.3.  Subsidiaries.................................................. 36
    4.4.  Corporate Power; Authorization;
           Enforceable Obligations...................................... 37
    4.5.  Solvency...................................................... 37
    4.6.  Financial Statements.......................................... 37
    4.7.  Projections................................................... 39
    4.8.  No Default.................................................... 40
    4.9.  Burdensome Restrictions....................................... 40
    4.10. Labor Matters................................................. 40
    4.11. Other Ventures; FMO Investments............................... 40
    4.12. Investment Company Act........................................ 41
    4.13. Margin Regulations............................................ 41
    4.14. Taxes......................................................... 41
    4.15. ERISA......................................................... 42
    4.16. No Litigation................................................. 44
    4.17. Brokers....................................................... 45
    4.18. Employment and Labor Agreements............................... 45
    4.19. Patents, Trademarks, Copyrights and Licenses.................. 45
    4.20. Full Disclosure............................................... 46
    4.21. Liens......................................................... 46
    4.22. No Material Adverse Effect.................................... 46
    4.23. Environmental Protection...................................... 46
    4.24. Insurance Licenses............................................ 47
    4.25. Agreements with Affiliates.................................... 47
    4.26. Reinsurance Agreements; Operating Contracts................... 47
    4.27. A.M. Best Rating.............................................. 48

5.  FINANCIAL STATEMENTS AND INFORMATION................................ 48
    5.1.  Reports and Notices........................................... 48
    5.2.  Certificates; Other Information............................... 50
    5.3.  Communication with Accountants................................ 52

6.  AFFIRMATIVE COVENANTS............................................... 53
    6.1.  Maintenance of Existence and
           Conduct of Business.......................................... 53
    6.2.  Payment of Obligations........................................ 53
    6.3.  Financial Covenants........................................... 54
    6.4.  Books and Records............................................. 55
    6.5.  Litigation.................................................... 55
    6.6.  Insurance..................................................... 55
    6.7.  Compliance with Law........................................... 56
    6.8.  Agreements.................................................... 56
    6.9.  Supplemental Disclosure....................................... 56
    6.10. Employee Plans................................................ 57
    6.11. Compliance with Taxes......................................... 59
    6.12. Environmental Matters......................................... 59
    6.13. SEC Filings; Certain Other Notices............................ 60
    6.14. Reinsurance and Surplus Relief
           Reinsurance.................................................. 60
    6.15. Portfolio Management.......................................... 61
    6.16. Pledge of FMO Investments
           and Intellectual Property.................................... 61

7.  NEGATIVE COVENANTS.................................................. 61
    7.1.  Mergers, Etc.................................................. 61
    7.2.  Investments; Loans and Advances............................... 61
    7.3.  Indebtedness.................................................. 62
    7.4.  Employee Loans................................................ 62
    7.5.  Capital Structure............................................. 63
    7.6.  Maintenance of Business....................................... 63
    7.7.  Transactions with Affiliates.................................. 63
    7.8.  Guaranteed Indebtedness....................................... 64
    7.9.  Liens......................................................... 64
    7.10. Capital Expenditures.......................................... 64
    7.11. Sales of Assets............................................... 64
    7.12. Cancellation of Indebtedness.................................. 64
    7.13. Events of Default............................................. 65
    7.14. Restricted Payments........................................... 65
    7.15. ERISA......................................................... 65
    7.16. Payment or Modification of
           Subordinated Obligations..................................... 66
    7.17. Modification of Allianz Agreement............................. 67

8.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES.............................. 67
    8.1.  Events of Default............................................. 67
    8.2.  Remedies...................................................... 70
    8.3.  Waivers by Borrower........................................... 71
    8.4.  Right of Set-Off.............................................. 71

9.  THE AGENT........................................................... 72
    9.1.  Authorization and Action...................................... 72
    9.2.  Agent's Reliance, Etc......................................... 72
    9.3.  ERAC and Affiliates........................................... 73
    9.4.  Lender Credit Decision........................................ 73
    9.5.  Indemnification............................................... 73
    9.6.  Successor Agent............................................... 74

10. MISCELLANEOUS....................................................... 75
    10.1.  Complete Agreement; Modification
            of Agreement; Sale of Interest.............................. 75
    10.2.  Fees and Expenses............................................ 76
    10.3.  No Waiver by Agent or Any Lender............................. 78
    10.4.  Remedies..................................................... 78
    10.5.  Waiver of Jury Trial......................................... 78
    10.6.  Severability................................................. 78
    10.7.  Parties...................................................... 79
    10.8.  Conflict of Terms............................................ 79
    10.9.  Authorized Signature......................................... 79
    10.10. Governing Law................................................ 79
    10.11. Notices...................................................... 79
    10.12. Confidentiality.............................................. 81
    10.13. Survival..................................................... 81
    10.14. Section Titles............................................... 81
    10.15. Counterparts................................................. 82



                         INDEX OF EXHIBITS AND SCHEDULES


Exhibit A                -    Form of Term Loan Note
Exhibit B                -    Form of Notice of Term Loan Borrowing
Exhibit C                -    Form of Pledge Agreement
Exhibit D                -    Form of Legal Opinion


Schedule 1               -    FMO Investment Guidelines
Schedule 2               -    Lender Addresses
Schedule 4.2             -    Executive Offices
Schedule 4.3             -    Subsidiaries
Schedule 4.6(b)          -    Exceptions to Statutory Financial Statements
Schedule 4.6(c)          -    Material Adverse Changes
Schedule 4.11            -    Other Ventures; FMO Investments
Schedule 4.14            -    Tax Matters
Schedule 4.15            -    ERISA Matters
Schedule 4.16            -    Litigation
Schedule 4.18            -    Employment Matters
Schedule 4.19            -    Patents and Trademarks
Schedule 4.24            -    Insurance Licenses
Schedule 4.25            -    Agreements with Affiliates
Schedule 4.26(a)         -    Material Reinsurance Agreements
Schedule 4.26(b)         -    Material Operating Contracts
Schedule 7.2             -    Investment Guidelines
Schedule 10.9            -    Authorized Signatures







         LOAN AGREEMENT, dated as of May 17, 1996, between LIFE USA HOLDING, INC., a Minnesota corporation having an office at Suite 95, Interchange North Building, 300 South Highway 169, Minneapolis, Minnesota 55426 ("Borrower"), the lenders ("Lenders") listed on the signature pages hereof, and EMPLOYERS REASSURANCE CORPORATION, a Kansas corporation having its principal office at 5200 Metcalf, Overland Park, Kansas 66201 ("ERAC"), as agent for the Lenders hereunder (ERAC, in such capacity, being "Agent").


                              W I T N E S S E T H :


         WHEREAS, Borrower has requested Lenders to make secured term loans to Borrower, of up to $30,000,000 in aggregate principal amount, which Borrower will use as provided herein; and

         WHEREAS, Lenders have agreed to make such secured term loans to Borrower, but only upon the terms, and subject to the conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.  DEFINITIONS

         In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

         "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, it is understood that as of the date hereof Allianz is not deemed to be an Affiliate of Borrower and the Allianz Warrant and Allianz Subordinated Debenture, to the extent not exercised or converted, shall not be deemed to be ownership of the Common Stock which is issuable upon such exercise or conversion.

         "Agent" shall mean ERAC, as agent for Lenders hereunder, and any successor Agent appointed pursuant to Section 9.6.

         "Agreement" shall mean this Loan Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Agreement, as the same may be in effect at the time such reference becomes operative.

         "Allianz" shall mean Allianz Life Insurance Company of North America, a Minnesota corporation.

         "Allianz Agreement" shall mean the joint marketing agreement, dated February 16, 1995 between Borrower and Allianz, as such agreement may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement.

         "Allianz Subordinated Debenture" shall mean the Variable Rate Convertible Subordinated Debenture due February 15, 2010 in the original principal amount of $30,000,000 issued by Borrower pursuant to the Debenture Purchase Agreement, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

         "Allianz Warrant" shall have the meaning assigned to "Conversion Protection Warrant" in the Debenture Purchase Agreement.

         "Annual Statement" shall mean the annual financial statement of LifeUSA or any Subsidiary thereof which is an insurance company which is required to be filed with the insurance commissioner (or similar authority) of its state of domicile, together with all exhibits or schedules filed therewith. References to amounts on particular exhibits and schedules of the Annual Statement are based on the format promulgated by the NAIC for 1995 Annual Statements. If such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood that the reference is to information consistent with that reported in the referenced item in the 1995 Annual Statement of LifeUSA or any Subsidiary thereof, it being understood, however, that Borrower and Lenders shall in good faith attempt to agree upon necessary amendments to this Agreement to give effect to such changes so as to preserve the original intent of this Agreement.

         "Applicable Rate" shall mean, at any date of determination, the sum of
(i) 3.15% plus (ii) the annual yield for treasury notes of the United States of America maturing May, 2000 (constant maturity) (or the average of such yields if more than one is published), as published by the Federal Reserve Bank of New York in the issue of the Wall Street Journal (Eastern Edition) five Business Days prior to the date of any Term Loan Advance or in the event such report shall not so appear, in such other nationally recognized publication as Agent, may, from time to time, specify to Borrower.

         "AVR" shall mean, as to any Person at a particular date, mandatory asset valuation reserve, computed in accordance with SAP.

         "Borrower" shall mean Life USA Holding, Inc., a Minnesota corporation having an office at Suite 95, Interchange North Building, 300 South Highway 169, Minneapolis, Minnesota 55426.

         "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

         "Capital Expenditures" shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

         "Capital and Surplus" shall mean, as to any Person at a particular date, the total amount shown on line 37, page 3, column 1 of the Annual Statement of such Person, or (if such particular date is other than the date as of which an Annual Statement is prepared) an amount determined in a consistent manner for such date.

         "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of Borrower or a Subsidiary of Borrower, any such lease under which Borrower or such Subsidiary is the lessor.

         "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

         "Cash Equivalents" shall mean, (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than 270 days from the date of creation thereof and at the time of their acquisition having the highest rate obtainable from either Standard & Poor's Corporation or Moody's Investors Services, Inc.; and (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized rating agency.

         "Cash Sources" shall mean, with respect to Borrower for any period, the sum of (1) the fees received by Borrower from Allianz pursuant to the Allianz Agreement, (2) the fees received by Borrower from LifeUSA pursuant to the Management Agreement, (3) cash payments received on any investments (including, without limitation, any FMO Investments and agent advances) held directly by Borrower, excluding any realized gains and including returns of principal on FMO Investments and agent advances, (4) dividends received from any Subsidiary of Borrower and (5) solely for the purpose of Section 6 hereof, cash, Cash Equivalents and marketable securities as of the date on which Cash Sources is determined or as of the end of the period for which a measurement thereof is made.

         "Cash Sources to Cash Uses Ratio" shall mean, at any date of calculation thereof, the ratio of (a) Cash Sources for the immediately preceding four consecutive fiscal quarters to (b) Cash Uses.

         "Cash Uses" shall mean, with respect to Borrower for any period, the sum of (1) all interest and principal paid or required to be paid on Indebtedness of Borrower, plus (2) paid or required to be paid Capital Expenditures of the Borrower, plus (3) taxes paid or required to be paid by Borrower and not reimbursed to Borrower from any Subsidiary of Borrower, plus
(4) solely for purposes of the definition of Excess Cash Flow, all capital contributions made by Borrower to any Subsidiary and any purchases by Borrower of capital stock of any Subsidiary of Borrower, plus (5) agent balances created, plus (6) tax sharing payments from Borrower to any Subsidiary of Borrower, plus
(7) all other expenses paid or required to be paid, in each case during such period, by Borrower; in each case, without any double counting for any payments which are required to be paid in one period and paid in a subsequent period.

         "Change of Control" shall mean: (i) any Person or any Persons acting together that would constitute a "group" (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) 50% or more of the Voting Stock of Borrower; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute Borrower's Board of Directors (together with any new Director whose election by Borrower's Board of Directors or whose nomination for election by Borrower's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of the Directors then in office.

         "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) Borrower's or any of its Subsidiaries' employees, payroll, income or gross receipts, (iv) Borrower's or any of its Subsidiaries' ownership or use of any of its assets, or (v) any other aspect of Borrower's or any of the Subsidiaries' business.

         "Closing Date" shall mean that date as of which Lenders shall make the initial Term Loan Advance.

         "Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

         "Collateral" shall mean the Pledged Collateral covered by Pledge Agreement (as Pledged Collateral is defined in such document).

         "Collateral Documents" shall mean the Pledge Agreement.

         "Commitment Fee" shall have the meaning assigned to it in Section 2.6(b) hereof.

         "Commitment Termination Date" shall mean the earlier of (i) the date three years from the date hereof and (ii) the date of termination of the Term Loan Commitments pursuant to Section 8.2.

         "Commission Allowance" shall mean any commission which is paid or payable by LifeUSA or its Subsidiaries as commissions under any Reinsurance Agreement.

         "Common Stock" shall mean the common stock par value $.01 per share, of Borrower.

         "Compensation" shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of stock option or phantom stock option or similar arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person.

         "Consolidated Net Worth" shall mean, with respect to any Person, at any date, the total assets less the total liabilities of such Person and its consolidated Subsidiaries, at such date determined in accordance with GAAP, excluding (i) any adjustments required under FASB #115, (ii) any consideration other than cash received after the date hereof for the issuance of Common Stock and (iii) any net capital gains realized by Borrower and its Subsidiaries after the date hereof.

         "Convertible Subordinated Debentures" shall mean the Convertible Subordinated Debentures due 2000 issued pursuant to the Indenture, as such debentures may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement.

         "Debenture Purchase Agreement" shall mean Debenture Purchase Agreement, dated February 17, 1995 among Borrower and Allianz, pursuant to which the Allianz Subordinate Debenture was issued, as such agreement may be amended, modified or supplemented from time to time in accordance with the provisions of this Agreement.

         "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         "Department" shall have the meaning assigned to it in Section 4.6(b) hereof.

         "Disposition" means any sale, lease or other disposition, or series of sales or dispositions of any assets of Borrower or its Subsidiaries (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise) other than in the ordinary course of business of Borrower and its Subsidiaries or the issuance or sale of any Stock or debt of Borrower or of any Stock of any Subsidiary of Borrower, except for the issuance of Common Stock upon the conversion and/or exercise of (i) the Allianz Debenture, (ii) the Allianz Warrant, (iii) the Convertible Subordinated Debentures or (iv) any option or warrant now outstanding or hereafter granted in the ordinary course of Borrower's business.

         "DOL" shall mean the United States Department of Labor, or any successor thereto.

         "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable real estate owned or leased by Borrower or its Subsidiaries, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss. 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. ss. 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300f et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes such as the New Jersey Environmental Cleanup Responsibility Act (N.J. Stat. Ann. ss. 13:1K-6 et seq.) ("ECRA").

         "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Spill or the presence of a hazardous substance or threatened Spill or hazardous substance.

         "ERAC" shall mean Employers Reassurance Corporation, a Kansas corporation having its principal office at 5200 Metcalf, Overland Park, Kansas 66201.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

         "ERISA Affiliate" shall mean, with respect to Borrower, any trade or business (whether or not incorporated) under common control with Borrower and which, together with Borrower, are treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

         "ERISA Event" shall mean, with respect to Borrower or any ERISA Affiliate, (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC;
(vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

         "Event of Default" shall have the meaning assigned to it in Section 8.1 hereof.

         "Excess Cash Flow" shall mean, with respect to any Person for any period, Cash Sources minus Cash Uses.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Federal Reserve Board" shall have the meaning assigned to it in
Section 4.13 hereof.

         "FASB" shall mean the Financial Accounting Standards Board.

         "Financials" shall mean the financial statements referred to in Sections 4.6(a) and (b) hereof.

         "Fiscal Year" shall mean the calendar year. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless the Required Lenders shall consent in writing to such changes.

         "FMO" shall mean an independent marketing organization primarily engaged in the business of marketing life insurance products.

         "FMO Investment" shall mean any acquisition of, investment in, or loan to, an FMO; provided that such acquisition, investment or loan complies with the FMO investment guidelines set forth on Schedule 1 hereto.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

         "IMR" shall mean, as to any Person at a particular date, mandatory investment maintenance reserve, computed in accordance with SAP.

         "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations,
(v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause
(i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) the Obligations, and (viii) all liabilities under Title IV of ERISA.

         "Indenture" shall mean the Indenture, dated as of April 1, 1991, between Borrower and Continental Bank, National Association, pursuant to which the Convertible Subordinated Debentures were issued, as such agreement may be amended supplemented or modified from time to time in accordance with the terms of this Agreement.

         "Index Rate" shall mean the greater of (i) the highest prime or base rate of interest publicly announced by any of Bankers Trust Company, Chemical Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York and The Chase Manhattan Bank, N.A. (whether or not such rate is actually charged by any such bank), and (ii) the most recent published annual yield on 90 day commercial paper (or the average of such yields if more than one is published) placed by dealers, as quoted either in the Federal Reserve Rate Report which customarily appears in the Friday issue of the Wall Street Journal (Eastern Edition) under "Money Rates" or in the event such report shall not so appear, in such other nationally recognized publication as Agent may, from time to time, specify to Borrower.

         "Intentional Default" shall mean any action taken by any Loan Party or omission by any of them to take any action with the intent to create, and which shall have resulted in, a Default.

         "Interest Charges" shall mean, with respect to Borrower for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on an income statement of Borrower for the relevant period ended on such date, which expenses are paid or required to be paid during such period, without double counting for any payments which are required to be paid in one period and are actually paid in a subsequent period.

         "Interest Coverage Ratio" shall mean, at any date of calculation thereof, the ratio of (a) Cash Sources of Borrower for the immediately preceding four consecutive fiscal quarters less all operating expenses of Borrower for such period to (b) Interest Charges of Borrower for such period.

         "Interest Payment Date" shall have the meaning assigned to such term in
Section 2.5(a) hereof.

         "Investment Guidelines" shall have the meaning assigned to it in
Section 7.2(b) hereof.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "IRS" shall mean the Internal Revenue Service, or any successor thereto.

         "Lender" shall mean each Lender listed on the signature pages hereof and any future holder of all or any portion of the Notes.

         "Licenses" shall have the meaning assigned to it in Section 4.24 hereof.

         "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, Charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any Capital Lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction, but excluding any operating lease which is considered a true lease and not a security interest under the Code).

         "LifeUSA" shall mean Life USA Insurance Company, a Minnesota corporation and wholly owned Subsidiary of Borrower.

         "Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents, and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower and delivered to Agent or any Lender, in their capacity as such hereunder, in connection with this Agreement or the transactions contemplated hereby.

         "Loan Party" shall mean Borrower, LifeUSA and all other Subsidiaries of Borrower.

         "Management Agreement" shall mean the Amended and Restated Management Agreement, dated as of June 27, 1994, between Borrower and LifeUSA, as such agreement may be amended, modified from time to time in accordance with the terms of this Agreement.

         "Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, operations, or financial condition of Borrower or Borrower and its Subsidiaries taken as a whole, (ii) Borrower's ability to pay the Obligations in accordance with the terms thereof, (iii) the Collateral or (iv) Lenders' Liens on the Collateral or the priority of any such Lien.

         "Material Reinsurance Agreement" shall mean any Reinsurance Agreement or Retrocession Agreement involving Borrower or any of its Subsidiaries (1) with respect to which there is reinsurance in force which exceeds $50 million; (2) with respect to which the ceded premiums for the immediately preceding 12-month period exceeds $500,000; (3) which has been in effect for less than one year, but which Borrower or any of its Subsidiaries reasonably anticipates will result in ceded premiums in excess of $100,000 for the initial 12-month period; (4) which involves the cession of more than 50% of each ceding insurer's liabilities (other than facultative cessions where the reinsurer has a right to reject the risk); or (5) which applies to a market or product line in which Borrower and its Subsidiaries are not presently engaged. Where more than one of the insurers is a party to a Reinsurance Agreement or Retrocession Agreement, the total exposures and premiums for all such insurers shall be utilized in determining the applicability of clauses (1), (2) and (3).

         "Maximum Lawful Rate" shall have the meaning assigned to it in Section 2.5(d) hereof.

         "Maximum Term Loan" shall have the meaning assigned to it in Section 2.1(a) hereof.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which Borrower, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "NAIC" shall mean the National Association of Insurance Commissioners or any successor thereto.

         "NAIC Tests" shall mean the ratios and other financial measurements developed by NAIC under its Insurance Regulatory Information System or, in lieu thereof, any successor thereto, replacement thereof or substitute implemented by the NAIC.

         "Net Cash Proceeds" shall mean, with respect to any Disposition, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries (to the extent (a) such Subsidiary is permitted by applicable insurance laws to dividend such funds to its Parent and each subsequent Parent until paid to Borrower and (b) such dividend payment would not impair such Subsidiaries' ability to pay dividends in an amount sufficient to allow Borrower to make scheduled debt service payments during the succeeding 12 month period), net of the direct costs relating to such sale (including, without limitation, legal, accounting and investment banking fees, and sales commission), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such sale and any reserve for adjustment in respect of the sale price of such asset or assets.


         "Notice of Term Loan Borrowing" shall have the meaning assigned to it in Section 2.1(b) hereof.

         "Obligations" shall mean all loans, advances, debts, liabilities, and obligations, for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower to Agent or Lenders, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes, without limitation, all interest, fees, charges, expenses, attorneys' fees and any other sum chargeable to Borrower under any of the Loan Documents.

         "Parent" shall mean, as to any corporate entity, the Person who owns 100% of the capital stock of such entity.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Pension Plan" shall mean an employee pension benefit plan, as defined in Section (3)(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which Borrower, any of its Subsidiaries or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower or any of its Subsidiaries; (v) workers, mechanics, suppliers, carriers, warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $100,000 at any time outstanding, not yet due and payable or to the extent payment thereof is being contested and such contest is permitted by this Agreement; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which Borrower or any of its Subsidiaries is a party; (vii) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; and (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Pledge Agreement" shall mean the agreement entered into between Agent and the Borrower substantially in the form attached hereto as Exhibit C, including all amendments, modifications and supplements thereto, and shall refer to the Pledge Agreement as the same may be in effect at the time such reference becomes operative.

         "Pre-Tax Statutory Operating Income" shall mean, with respect to LifeUSA and its Subsidiaries in the aggregate for any period, the amount reported as net gain from operations after dividends to policyholders and before Federal income taxes on line 29, page 4, column 1 of the Annual Statement of LifeUSA and its Subsidiaries on an aggregate basis with respect to the applicable period in each instance determined in conformity with SAP, after appropriate intercompany eliminations.

         "Projections" shall mean the projections referred to in Section 4.7 hereof.

         "Qualified Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under
Section 401(a) of the IRC, and which Borrower, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Ratable Portion" or ratably shall mean, with respect to any Lender, the quotient obtained by dividing the Term Loan Commitment of such Lender by the Term Loan Commitments of all Lenders.

         "Reinsurance Agreement" shall mean any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby either (i) other insurers assume insurance from Borrower or any of its Subsidiaries or (ii) Borrower or any of its Subsidiaries cedes insurance to other insures.

         "Reportable Event" shall mean any of the events described in Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

         "Required Lenders" shall mean, as of any date, the holders of Notes evidencing at least a majority of the aggregate unpaid principal amount of the Term Loan.

         "Reserves" shall mean such reserves as may be established by Borrower or any Subsidiary of Borrower or as may be otherwise required in accordance with GAAP or SAP as applicable.

         "Restricted Lease" shall mean, as at any date, any lease of property (whether real, personal or mixed) other than Capital Leases.

         "Restricted Payment" shall mean (i) the declaration of any dividends or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Borrower's Stock (other than shares of Borrower's Stock or rights to acquire such Stock) or (ii) any payment on account of the purchase, redemption or other retirement of Borrower's Stock or any other payment or distribution made in respect thereof, either directly or indirectly.

         "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

         "Retrocession Agreement" shall mean any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby either (i) Borrower or any of its Subsidiaries cedes reinsurance to other insurers or (ii) other insurers assume insurance from Borrower or any of its Subsidiaries.

         "Risk-Based Capital Ratio" shall mean the ratio of (a) Total Adjusted Capital, as typically reported on line 27, page 23 of the Annual Statement, to
(b) Authorized Control Level Risk Based Capital, as typically reported on line 28, page 23 of the Annual Statement. Such ratio shall be calculated according to guidelines applicable to each Subsidiary of Borrower engaged in the life insurance business established by the NAIC or any applicable insurance regulatory authority.

         "SAP" shall mean, as to any insurance company, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of domicile of such insurance company for the preparation of annual statements and other financial reports by insurance corporations of the same type as such insurance company, as in effect from time to time.

         "Solvent" shall mean, when used with respect to any Person, that:

                  (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such Person;

                  (b) the present fair salable value of such Person's assets is in excess of the total amount of such Person's liabilities;

                  (c) such Person is able to pay its debts as they become due;
         and

                  (d) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Spill" shall have the meaning assigned to it in Section 4.23.

         "Stated Rate" shall have the meaning assigned to it in Section 2.5(a) hereof.

         "Statutory Financial Statements" shall have the meaning assigned to it in Section 4.6(b)(i) hereof.

         "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

         "Subordinated Debt" shall mean, collectively, the Allianz Subordinated Debenture, the Convertible Subordinated Debentures and any refinancing thereof or other subordinated Indebtedness permitted to be incurred by Borrower under this Agreement.

         "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

         "Surplus Relief Reinsurance" shall mean any transaction in which Borrower or any of its Subsidiaries either assumes or cedes business under a reinsurance agreement that would be considered a "financing-type" reinsurance agreement as determined in the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92), as the same may be revised from time to time.

         "Taxes" shall have the meaning assigned to it in Section 2.14(a) hereof.

         "Term Loan Advance" shall have the meaning assigned to it in Section 2.1(a) hereof.

         "Term Loan" shall mean the aggregate amount of Term Loan Advances outstanding at any time.

         "Term Loan Commitment" shall have the meaning assigned to it in Section 2.1(a).

         "Term Loan Note" or "Notes" shall have the meaning assigned to it in
Section 2.1(a) hereof.

         "Termination Date" shall mean the date on which the Term Loan and any other Obligations hereunder and the obligations of the Lenders to make further Term Loan Advances hereunder have been completely discharged.

         "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

         "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (ii) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

         "Voting Stock" of any Person shall mean capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         "Welfare Plans" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Borrower, any of its Subsidiaries or any ERISA Affiliate.

         "Withdrawal Liability" means, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

         Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with SAP or GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with SAP or GAAP, in each case as in effect on the date hereof, consistently applied. If any accounting principle or policy (whether GAAP or SAP or both) shall change after the date hereof, and such change would impact the computations determining compliance with Section 6.3 hereof, including the definitions used therein, then each of the parties hereto agrees that it shall, at such time, negotiate in good faith to make such changes deemed necessary or appropriate in light of the change in accounting principle or policy. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" or "in accordance with SAP", as the case may be shall in no way be construed to limit the foregoing.

         All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

         The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2.  AMOUNT AND TERMS OF CREDIT

         2.1. Term Loan Advances. (a) Upon and subject to the terms and conditions hereof, each Lender severally agrees to make available, from time to time, until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, advances (each, a "Term Loan Advance") which shall not at any given time exceed the sum of the amount set forth opposite each Lender's name on the signature pages hereof (collectively, the "Term Loan Commitments"). The aggregate amount of the Term Loan Commitments is $30,000,000 (the "Maximum Term Loan"). The Term Loan Advances of each Lender shall be evidenced by a promissory note to be executed and delivered by Borrower at the time of each Term Loan Advance, the form of which is attached hereto as Exhibit A (each, a "Term Loan Note").

         (b) Each Term Loan Advance shall be made on notice, given by Borrower to Agent and each Lender at least 15 days prior to the date of the proposed borrowing. Each such notice from the Borrower (a "Notice of Term Loan Borrowing") shall be in writing in substantially the form of Exhibit B hereto, specifying therein the requested date and amount of such Term Loan Advance.

         (c) Upon fulfillment of the applicable conditions set forth in Section 3 hereof, each Lender shall, before 2:00 P.M. (New York City time) on the date of the proposed borrowing, make available to Borrower by wire transfer to a bank designated by Borrower, in immediately available funds, such Lender's Ratable Portion of the proposed aggregate amount of the Term Loan Advance.

         (d) Each Notice of Term Loan Borrowing shall be irrevocable and binding on Borrower.

         (e) Each Term Loan Advance shall be in an aggregate amount of not less than $5,000,000.

         (f) Amounts prepaid pursuant to Sections 2.2 and 2.3 hereof may not be reborrowed.

         (g) The failure of any Lender to make its Term Loan Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan Advance, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan Advance to be made by such other Lender on the date of any Term Loan Advance.

         (h) Borrower shall repay the principal amount of each Term Loan Note in eight (8) equal quarterly payments commencing June 30, 1999, in an amount equal to 12.5% of the principal amount of the Term Loan outstanding on the Commitment Termination Date.

         (i) All repayments made pursuant to Section 2.1(h) shall be applied to reduce the then outstanding principal amount of each Term Loan Advance on a pro rata basis.

         2.2. Mandatory Prepayment. (a) No later than June 30, 1999 and March 31, 2000, Borrower shall prepay the unpaid principal amount of the Term Loan, together with accrued interest to the date of such prepayment, in an amount equal to 25% of the Excess Cash Flow of Borrower for the prior Fiscal Year.

         (b) Upon receipt by Borrower or its Subsidiaries of Net Cash Proceeds from any Disposition, Borrower shall prepay the unpaid principal amount of the Terms Loan, together with accrued interest to the date of such prepayment, in an amount equal to 100% of such Net Cash Proceeds in excess of $2,000,000 realized by Borrower or any Subsidiary of Borrower from any Disposition or series of Dispositions from and after the date hereof. Borrower shall use all commercially reasonably efforts to obtain all regulatory consents necessary to make any dividend payments required to be made to comply with the provisions of this
Section 2.2(b).

         (c) All prepayments made pursuant to this Section 2.2 shall be applied in the inverse order of maturity of the Term Loan to be applied to reduce the then outstanding principal amount of each Term Loan Advance on a pro rata basis.

         (d) No prepayment fee shall be payable in respect of any mandatory prepayment under this Section 2.2.

         2.3. Optional Prepayment; Prepayment Premium. Borrower shall have the right at any time or from time to time, on one Business Day's prior written notice to Agent and each Lender, to voluntarily prepay all or a portion of the Term Loan, without premium or penalty. Each prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid, through the date of prepayment and shall be applied as provided in Section 2.2(c) above.

         2.4. Use of Proceeds. Borrower shall apply the proceeds of each Term Loan Advance (i) to fund, or reimburse Borrower for payments made after April 1, 1996 for, the cash portion of any FMO Investment, (ii) to fund, or reimburse Borrower for payments made after April 1, 1996 for, the Capital and Surplus of LifeUSA (iii) to make, or reimburse Borrower for payments made after April 1, 1996 for, any Capital Expenditures permitted pursuant to Section 7.10 hereof or investment permitted pursuant to Section 7.2 hereof.

         2.5. Interest on Term Loan. (a) Borrower shall pay interest to the Lenders on the unpaid principal amount of each Term Loan Advance until the principal amount thereof shall have been paid in full, quarterly in arrears on the last day of each calendar quarter, commencing on the first such date after the date of the initial Term Loan Advance (each, an "Interest Payment Date"), at a rate per annum equal to (i) on or prior to March 31, 2001, Applicable Rate determined as of the date of each Term Loan Advance or (ii) after March 31, 2001 the higher of (x) the Applicable Rate for each Term Loan Note plus 2% and (y) the Index Rate in effect from time to time plus 4% (collectively, the "Stated Rate"). Such interest shall be calculated based on the daily outstanding balance of the Term Loan and on a year of 360 days for the actual number of days elapsed.

         (b) The Index Rate shall be determined on a daily basis for the next succeeding Business Day. If any payment on the Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         (c) So long as any Event of Default shall be continuing prior to April 1, 2001, the interest rate applicable to the Term Loan shall be increased by 2% per annum above the rate otherwise applicable and, to the extent permitted by applicable law, shall be payable at such rate on any overdue interest payments.

         (d) Notwithstanding anything to the contrary set forth in this Section 2.5, if at any time until payment in full of all of the Obligations in respect of the Term Loan, the Stated Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate, is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lenders from the making of advances hereunder is equal to the total interest which Lenders would have received had the Stated Rate been (but for the operation of this paragraph) the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the Stated Rate unless and until the Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lenders pursuant to the terms hereof exceed the amount which the Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.5(d), shall make a final determination that any Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under its Term Loan Note, then to the outstanding principal installments of the Term Loan Note in inverse order of maturity (without premium or penalty), then to other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

         2.6. Fees. (a) On the date hereof, Borrower shall pay to General Electric Capital Corporation, for the account of its Equity Capital Group, a fee equal to $300,000.

         (b) Borrower agrees to pay to each Lender a commitment fee (the "Commitment Fee") on the average daily unused portion of such Lender's Term Loan Commitment from the date hereof until the Commitment Termination Date at the rate of 1/4 of 1% per annum, payable on (i) the last day of each March, June, September and December during the term of such Lender's Term Loan Commitment, commencing June 30, 1996 and (ii) on the Commitment Termination Date. The Commitment Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         2.7. Receipt of Payment. Borrower shall make each payment under this Agreement not later than 11:00 A.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds directly to each Lender, ratably based on the respective principal amounts of the Term Loan Notes held by each Lender, at the depository bank in the United States as designated by each Lender from time to time. For purposes only of computing interest hereunder, all payments shall be applied by each Lender to its Term Loan Advances on the day payment has been credited to such Lender's depository bank in immediately available funds.

         2.8. Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Agent or any Lender from or on behalf of Borrower pursuant to the terms of this Agreement, and Borrower irrevocably agrees that Agent and Lenders shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower and in repayment of the Term Loan as they each may deem advisable. In the absence of a specific determination by Agent and Lenders with respect thereto, the same shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Term Loan; and (iii) then due and payable principal payments on the Term Loan. Agent is authorized to, and at its option may, make advances on behalf of Borrower for payment of all fees, expenses, charges, costs and interest incurred by Borrower hereunder when and as Borrower fails to promptly pay any such amounts, but only to the extent of the unused Term Loan Commitment on or prior to the Commitment Termination Date. At Agent's option and to the extent permitted by law, any advances so made may be deemed to constitute part of the Term Loan.

         2.9. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loan made by it in excess of its ratable share of payments on account of the Term Loan obtained by all Lenders, such Lender shall forthwith purchase from each other Lender such participations in the Term Loan made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

         2.10. Accounting. From the Closing Date through the last day of the first fiscal quarter following the Commitment Termination Date, Agent will provide a quarterly accounting of transactions under the Term Loan to Borrower and each Lender. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 30 days after the date any such accounting is rendered, shall notify Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall commence a judicial proceeding to resolve such objection within 30 days following Agent's notifying Borrower of such determination.

         2.11. Indemnity. Borrower shall indemnify and hold Agent and each Lender harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by Agent or any Lender as the result of credit having been extended under this Agreement or any other Loan Document or in connection with or arising out of the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs having entered into any of the Loan Documents or extended credit hereunder; provided, however, that Borrower shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.

         2.12. Access. Agent and each Lender and any of their officers, employees and/or agents shall have reasonable access during normal business hours (or at such other times as may reasonably be requested by Agent or any Lender (or representative)), to inspect the properties and facilities of Borrower and its Subsidiaries and to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account. Borrower shall deliver any document or instrument reasonably requested for Agent or any Lender (or representative), as any of them may request, to obtain records from any service bureau maintaining records for Borrower or its Subsidiaries, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower and its Subsidiaries. Borrower shall instruct its and its Subsidiaries' banking and other financial institutions to make available to Agent and each Lender such information and records as Agent and each Lender (or representative) may reasonably request.

         2.13. Capital Adequacy. If any Lender shall determine that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time as specified by such Lender, Borrower shall pay such additional amount or amounts as will compensate such Lender for such reduction.

         2.14. Taxes. (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of any Lender or Agent, as the case may be, by the jurisdiction under the laws of which such Lender or Agent is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

         (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other sales, transfer, excise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to, this Agreement or the Notes, the Loan Documents and any other agreements and instruments contemplated thereby (hereinafter referred to as "Other Taxes").

         (c) Borrower shall indemnify each Lender and Agent for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or Agent makes written demand therefor.

         (d) Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Agent, at its address referred to in Section 10.11, the original or a certified copy of a receipt evidencing payment thereof.

         (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this
Section 2.14 shall survive the payment in full of principal and interest hereunder and under the Notes and the termination of this Agreement.

         (f)(i) Each Lender represents to Borrower that it is either (x) a corporation organized under the laws of the United States of America or (y) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including interest, fees or principal, to be made by Borrower pursuant to this Agreement.

            (ii) Each assignee under Section 10.1 which is organized outside the United States shall, upon such assignment, represent to the Borrower that it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including interest, fees or principal, to be made by Borrower pursuant to this Agreement.

         (g) Borrower shall not be required to pay any additional amounts to any Lender (or assignee) in respect of United States withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure of the representation contained in paragraph (f) above to be true, other than by reason of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (and in the case of an assignee, after the date of assignment).

         (h) If, as a result of an event described in clauses (i) or (ii) of paragraph (g) after the date hereof (or, in the case of an assignee, after the date of assignment), the representation contained in paragraph (f) above with respect to a Lender (or assignee) fails to be true or a Lender (or an assignee) makes any payment or becomes liable to make any payment on account of any Taxes with respect to payments by Borrower hereunder, Borrower may, at its option, either (A) require such Lender (or assignee) to assign its Term Loan Note and Term Loan Commitment to (i) an assignee permitted by and pursuant to Section 10.1(c) hereof or (ii) to the Lender from whom such assignee (directly or indirectly) received its interests if such Lender is an Affiliate of such assignee, (B) continue to make payments to such Lender (or assignee) under the terms of this Agreement, which payments shall be made in accordance with paragraph (a) above.

         2.15. Limitations on Section 2.13 and 2.14. Each Lender will promptly notify Borrower after any adoption or change referred to in Sections 2.13 or
2.14 which would result in the requirement that the Borrower pay an additional amount to such Lender. If any Lender fails to give such notice within thirty days after such adoption or change, the liability of Borrower under Sections
2.13 or 2.14 shall commence on the date on which Borrower receives such notice.

3.  CONDITIONS PRECEDENT

         3.1. Conditions to Initial Term Loan. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Agent or any Lender hereunder, Borrower shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and Lenders shall not be obligated to make the initial Term Loan Advance under the Term Loan, unless and until each of the following conditions precedent shall have been fulfilled or (with the consent of the Lenders) waived, and Borrower shall have delivered to Agent, in form and substance satisfactory to Agent and (unless otherwise indicated) each dated the Closing Date:

         (a) A Term Loan Note payable to the order of each Lender duly executed by Borrower, in the amount of such Lender's respective Term Loan Commitment as set forth on the signature pages hereof.

         (b) A Notice of Term Loan Borrowing, duly executed by Borrower.

         (c) Favorable opinion of Kaplan, Strangis and Kaplan, P.A. counsel to the Loan Parties, substantially in form attached hereto as Exhibit D, it being understood that to the extent that such opinion of counsel to the Loan Parties shall rely upon any other opinion of counsel, each such other opinion shall be in form and substance reasonably satisfactory to Agent and shall provide that Agent and Lenders may rely thereon.

         (d) Resolutions of the board of directors of Borrower, certified by the Secretary or Assistant Secretary of Borrower, in each case as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing
(i) the consummation of each of the transactions contemplated by the Loan Documents to which it is a party and (ii) specific officers to execute and deliver this Agreement and the other Loan Documents to which it is a party.

         (e) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that Borrower and LifeUSA is organized and in good standing in the jurisdiction of its organization and Borrower is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

         (f) A copy of the organizational charter and all amendments thereto of Borrower and LifeUSA, certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and copies of Borrower's and LifeUSA's by-laws, certified by the Secretary or Assistant Secretary of such Loan Party as true and correct as of the Closing Date.

         (g) The Pledge Agreement, duly executed and delivered by Borrower together with:

                  (i) acknowledgement copies of proper Financing Statements (Form UCC-1) duly filed under the Uniform Commercial Code of each jurisdiction as may be necessary or, in the opinion of Agent, desirable to perfect the security interests created by the Pledge Agreement,

                  (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing the Financing Statements referred to in paragraph (i) above and all other effective financing statements which name Borrower (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in said paragraph (i), together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Pledge Agreement),

                  (iii) evidence of the completion of all recordings and filings of the Pledge Agreement as may be necessary or, in the opinion of Agent, desirable to perfect the security interests and liens created by the Pledge Agreement,

                  (iv) certificates representing the Pledged Securities referred to in the Pledge Agreement and undated stock powers for such certificates executed in blank, and

                  (v) evidence that all other actions necessary or, in the opinion of Agent, desirable to perfect and protect the security interests created by the Pledge Agreement have been taken.

         (h) A certificate, on behalf of Borrower, by the chief financial officer of Borrower that, to his knowledge Borrower and Borrower and its Subsidiaries taken as a whole are Solvent after giving effect to the initial Term Loan Advance, the application of proceeds thereof as contemplated by the Loan Documents and the payment of all estimated legal, accounting and other fees related hereto and thereto.

         (i) A certificate, on behalf of Borrower by the chief executive officer of Borrower satisfactory in form and substance to Agent, stating that, as of the Closing Date, to his knowledge, no material adverse change has occurred in the business, assets, operations or financial condition of Borrower and its Subsidiaries taken as a whole since December 31, 1995.

         (j) A certificate, on behalf of Borrower, of the chief executive officer of Borrower or the chief financial officer, satisfactory in form and substance to Agent, stating that, to his knowledge, all of the representations and warranties of Borrower contained herein or in any of the Loan Documents are correct in all material respects on and as of the Closing Date as though made on and as of such date, and no event has occurred and is continuing, or would result from the initial Term Loan Advance which constitutes or would constitute a Default or an Event of Default.

         (k) Payment by Borrower of all reasonable fees and expenses of Agent's outside counsel, Weil, Gotshal & Manges LLP, to the extent not previously paid; provided, however, the aggregate amount payable by Borrower for all such fees and expenses shall not exceed $75,000.

         (l) Certificates of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signatures of the officers or representatives of Borrower executing this Agreement, the Term Loan Notes, any of the other Loan Documents and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         (m) Such additional information and materials as Agent may reasonably request, including, without limitation copies of any debt agreements, security agreements and other material contracts.

         3.2. Further Conditions to each Term Loan Advance. The funding of the initial and each subsequent Term Loan Advance shall be subject to the further conditions precedent that:

         (a) On the date of each Term Loan Advance, Agent and Borrower shall confirm in writing the Applicable Rate applicable to such Term Loan Advance.

         (b) On the date of each Term Loan Advance, LifeUSA's rating by A.M. Best & Co. shall be at least "B++".

         (c) The following statements shall be true on the date of each such funding:

                  (i) All of the representations and warranties of Borrower contained herein or in any of the Loan Documents shall be correct in all material respects on and as of the Closing Date and the date of each such Term Loan Advance as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted or contemplated by this Agreement.

                  (ii) No event shall have occurred and be continuing, or would result from the funding of the Term Loan Advance which constitutes or would constitute a Default or an Event of Default.

                  (iii) The aggregate unpaid principal amount of the Term Loan after giving effect to such funding shall not exceed the Term Loan Commitments.

         The acceptance by Borrower of the proceeds of any Term Loan shall be deemed to constitute, as of the date of such acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.2 hereof have been satisfied and (ii) a confirmation by Borrower of the granting and continuance of Agent's Lien pursuant to the Collateral Documents.

4.  REPRESENTATIONS AND WARRANTIES

         To induce Lenders to make the Term Loan Advances, Borrower makes the following representations and warranties to Lenders, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement, and shall survive the execution and delivery of this Agreement:

         4.1. Corporate Existence; Compliance with Law. Borrower and each Subsidiary of Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

         4.2. Executive Offices. The current location of Borrower's executive offices and principal place of business is set forth on Schedule 4.2 hereto.

         4.3. Subsidiaries. As of the date hereof, there currently exist no Subsidiaries of Borrower other than as set forth on Schedule 4.3 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class legally owned by Borrower or a Subsidiary of Borrower or any other Person. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

         4.4. Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents and all instruments and documents to be delivered by Borrower hereunder and thereunder and the creation of all Liens provided for herein and therein: (i) are within Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's certificate or articles of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower or any of its Subsidiaries other than those in favor of Lenders, all pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, all of which will have been duly obtained, made or complied with prior to the Closing Date. At or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of Borrower and each shall then constitute a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms.

         4.5. Solvency. After giving effect to the initial funding of the Term Loan and the payment of all estimated legal, accounting and other fees related hereto and thereto, Borrower, LifeUSA and Borrower and its Subsidiaries taken as a whole will be Solvent as of and on the Closing Date.

         4.6. Financial Statements. (a) The audited consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 1995 and December 31, 1994 and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for the years then ended, copies of which have been furnished to the Lenders prior to the date of this Agreement, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Borrower and its Subsidiaries at such dates and for such periods.

         (b) (i) The annual statutory financial statements of Borrower and its Subsidiaries including, without limitation, the provisions made therein for investments and the valuation thereof, Reserves, policy and contract claims and, as filed with the appropriate Governmental Authority of its state of domicile (the "Department") and delivered to Lenders prior to the execution and delivery of this Agreement, as of, and for the fiscal years ended, December 31, 1995 (unaudited) and 1994 (audited) (collectively, the "Statutory Financial Statements"), have been prepared in accordance with SAP applied on a consistent basis. Each such Statutory Financial Statement was in compliance with applicable law when filed. The Statutory Financial Statements present fairly in all material respects the assets, liabilities, surplus and other funds, summary of operations and cash flow of such companies as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis, except as set forth on Schedule 4.6(b) hereto. Except for liabilities and obligations, including, without limitation, Reserves, policy and contract claims, AVR and IMR (all of which have been computed in accordance with commonly accepted actuarial standards), disclosed or provided for in the Statutory Financial Statements, none of such companies had, as the respective dates of each of such financial statements, any material liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements. All books of account of each such company fairly disclose in all material respects all of the transactions, properties, assets, investments, liabilities and obligations of such company and all of such books of account are in the possession of such company and are true, correct and complete in all material respects.

            (ii) The investments of Borrower and its Subsidiaries reflected in each such company's Annual Statement filed with the Department with respect to the Statutory Financial Statements for the fiscal years ended December 31, 1994 and December 31, 1995 (collectively, the "1994 and 1995 Annual Statements") comply in all material respects with all applicable requirements of the law of its state of domicile as well as those of any other applicable jurisdiction relating to investments in respect of which it may invest its funds.

            (iii) The provisions made in the 1994 and 1995 Annual Statements for Reserves, policy and contract claims, AVR and IMR are in compliance in all material respects with the requirements of the appropriate Department as well as those of any other applicable jurisdiction, and have been computed in accordance with commonly accepted actuarial standards.

            (iv) Marketable securities and short term investments reflected in the 1994 and 1995 Annual Statements are valued at cost, amortized cost or market value, as required by applicable law.

         (c) Except as set forth on Schedule 4.6(c) hereto, there has been no material adverse change in the business, assets, operations or financial condition of Borrower and its Subsidiaries taken as a whole since December 31, 1995 (it being understood that, subsequent to the Closing Date, this representation and warranty shall be subject to the fact that Borrower shall have incurred the Obligations hereunder and otherwise conducted its business as permitted by this Agreement). No dividends or other distributions have been declared, paid or made upon any shares of capital stock of Borrower or any of its Subsidiaries nor have any shares of capital stock of Borrower or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by Borrower or the Subsidiaries since December 31, 1995 to the date hereof.

         4.7. Projections. The SAP projections of LifeUSA's and the GAAP projections of Borrower's (i) quarterly income statements, balance sheets, cash flows and budgets on a consolidated basis for the year ending December 31, 1996 and (ii) annual income statements, balance sheets and cash flows on a consolidated basis for the fiscal years ending on December 31, 1996 through 2001 copies of which have been delivered to Lenders (collectively, the "Projections"), disclose all material assumptions made with respect to general economic, financial and market conditions in formulating the Projections. As of the date hereof, no facts to the knowledge of Borrower exist which would result in any material change in any of the Projections. The Projections were, when delivered to Lenders and as of the date hereof based upon reasonable estimates and assumptions, all of which were, at that time and as at the date hereof, reasonably believed by Borrower to be fair in light of the then current conditions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of Borrower of the results of operations and other information projected therein. The Projections have been prepared in a manner consistent with SAP and GAAP in all material respects.

         4.8. No Default. Neither Borrower nor any of its Subsidiaries is in default, nor to Borrower's knowledge is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which it is a party, except for any default which (either individually or collectively with other defaults arising out of the same event or events) would not have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         4.9. Burdensome Restrictions. No contract, lease, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or is bound and no provision of applicable law or governmental regulation has a Material Adverse Effect, or insofar as Borrower can reasonably foresee may have a Material Adverse Effect.

         4.10. Labor Matters. There are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to Borrower's knowledge, threatened which could reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither Borrower nor any of its Subsidiaries has any obligation under any collective bargaining agreement or any employment agreement. As of the date hereof, there is no organizing activity involving Borrower or any of its Subsidiaries pending or, to Borrower's knowledge, threatened by any labor union or group of employees. As of the date hereof, there are no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower or any of its Subsidiaries has made a pending demand for recognition.

         4.11. Other Ventures; FMO Investments. Except for investments permitted pursuant to the Investment Guidelines, advances of agent commissions in the ordinary course of business, investments in Subsidiaries and FMO Investments, which existing FMO Investments as of the date hereof are listed on Schedule 4.11 hereto, neither Borrower nor any Subsidiary is engaged in any joint venture or partnership with any other Person or has any FMO Investments nor does Borrower or any of its Subsidiaries own any equity interest or other investment in an Affiliate of Borrower or such Subsidiary.

         4.12. Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" or an "affiliated person" of, or "promoter" or (except for LifeUSA Securities, Inc.) "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Term Loan Advances by Lenders, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

         4.13. Margin Regulations. Borrower does not own any "margin security," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Term Loan Advances will be used only for the purposes contemplated hereunder. No Term Loan Advances will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

         4.14. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower and its Subsidiaries have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid (other than non-material amounts) prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by Borrower and its Subsidiaries from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Schedule 4.14 hereto sets forth, for each of Borrower and its Subsidiaries, those taxable years for which its tax returns are being audited by the IRS or any other applicable Governmental Authority as of the date hereof. Except as described in Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority prior to the date hereof and which is, as of the date hereof, in effect any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither Borrower nor any of its Subsidiaries has filed a consent pursuant to IRC
Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Borrower or any of its Subsidiaries is property which such company is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC
Section 168(h). Except as set forth on Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Except as set forth on Schedule 4.14 hereto, neither Borrower nor any of its Subsidiaries has any obligation under any written tax sharing agreement.

         4.15. ERISA. (a) Schedule 4.15 hereto lists, as of the date hereof, all Plans maintained or contributed to by Borrower and its Subsidiaries and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans, any multiple employer plans subject to Section 4064 of ERISA, unfunded Pension Plans and Retiree Welfare Plans.

         (b) Each Qualified Plan has been determined by the IRS to qualify under
Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and to the best knowledge of Borrower nothing has occurred which would cause the loss of such qualification or tax-exempt status.

         (c) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA which are true and correct in all material respects as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan.

         (d) None of Borrower, its Subsidiaries or any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the IRC or Section 302 of ERISA or the terms of any such plan.

         (e) No Title IV Plan has any Unfunded Pension Liability.

         (f) None of the Welfare Plans are Retiree Welfare Plans.

         (g) Each Pension Plan is a Qualified Plan.

         (h) There has been no and nor is there reasonably expected to occur any ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan.

         (i) There are no pending, or to the knowledge of Borrower or any of its Subsidiaries, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any Plan or its assets, (ii) any fiduciary with respect to any Plan or (iii) Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan, in each instance, which could reasonably be expected to have a Material Adverse Effect.

         (j) None of Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan.

         (k) Within the last five years none of Borrower, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity.

         (l) No plan which is a Welfare Plan, provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant). Borrower, its Subsidiaries and each ERISA Affiliate are in good faith compliance with the notice and continuation coverage requirements of
Section 4980B of the IRC and the regulations thereunder.

         (m) Neither Borrower nor any of its Subsidiaries has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject Borrower or any of its Subsidiaries (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability.

         (n) No liability under any Plan has been funded, nor has such obligation been satisfied with, the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency, except as disclosed on Schedule 4.15.

         (o) Any individual who performs services for Borrower or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by Borrower or any of its Subsidiaries is not an employee for such purposes and such individual has been properly excluded from participation in the Plans.

         4.16. No Litigation. Except as set forth on Schedule 4.16 hereto, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, could reasonably be likely to have a Material Adverse Effect. Except as expressly set forth on Schedule
4.16 hereto, none of the matters set forth therein questions the validity of any of the Loan Documents or any action taken or to be taken pursuant thereto, or would have either individually or in the aggregate a Material Adverse Effect.

         4.17. Brokers. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the loans made pursuant to this Agreement and Borrower has no obligation to any Person in respect of any finder's or brokerage fees in connection with the loans contemplated by this Agreement, except as provided in this Agreement.

         4.18. Employment and Labor Agreements. Except as set forth on Schedule
4.18 hereto, there are, as of the date hereof, no employment, consulting or management agreements covering any executive officer of Borrower or any of its Subsidiaries and there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any of its Subsidiaries. A true and complete copy of each such agreement has been furnished to Agent.

         4.19. Patents, Trademarks, Copyrights and Licenses. Borrower and its Subsidiaries own or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct their business as heretofore conducted by them now conducted by them and proposed to be conducted by them. Each service mark, trademark, trade application and trade name which has as of the date hereof, been filed with the Patent and Trademark Office is listed on
Schedule 4.19 hereto. Borrower and its Subsidiaries conduct their respective businesses without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement would not have a Material Adverse Effect. As of the date hereof and to Borrower's knowledge there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any of its Subsidiaries.

         4.20. Full Disclosure. (a) No information contained in this Agreement, the other Loan Documents, the Statutory Financial Statements, or any written statement furnished by or on behalf of Borrower or its Subsidiaries pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

         (b) The Borrower has filed all reports required to be filed by it within the last 12 months under the Exchange Act on a timely basis, or has received a valid extension of such time of filing. Borrower's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1995, including, without limitation, any financial statements or financial schedules included therein, complied as to form in all material respects with the rules and regulations of the Securities and Exchange Commission under the Exchange Act on the dates of filing and as of such dates and did not contain any untrue statement of a material fact or omit to state material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.21. Liens. The Liens granted to Agent and Lenders pursuant to the Collateral Documents will at the Closing Date be fully perfected first priority Liens in and to the Collateral described therein.

         4.22. No Material Adverse Effect. No event (excluding any legislative or regulatory proposal) has occurred since December 31, 1995 and is continuing which has had or could reasonably be expected to have a Material Adverse Effect.

         4.23. Environmental Protection. All real property owned and, to Borrower's knowledge, real property leased by Borrower or any of Borrower's Subsidiaries is free of contamination from any substance or material currently identified to be toxic or hazardous pursuant to the Environmental Laws, including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, or any other material or substance which has in the past or could at any time in the future cause or constitute a material health, safety, or environmental hazard to any Person or property. Neither Borrower nor any of Borrower's Subsidiaries has caused or suffered to occur any discharge, spillage, uncontrolled loss, release, migration, seepage, or filtration of oil or petroleum or chemical liquids or solids, liquid or gaseous products, or hazardous waste or hazardous substance in violation of the Environmental Laws (a "Spill") at, under, or within any real property owned or leased by any such Person. Neither Borrower nor any of Borrower's Subsidiaries is involved in operations which could lead to the imposition of any material liability or Lien on any such Person or any owner of any premises occupied by such Person under the Environmental Laws and neither Borrower nor any of Borrower's Subsidiaries permitted any tenant or occupant of such premises to engage in any such activity.

         4.24. Insurance Licenses. Schedule 4.24 attached hereto lists all of the jurisdictions in which LifeUSA and any of its Subsidiaries hold active licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business (collectively, the "Licenses"). Except as set forth on Schedule 4.24 hereto, as of the date hereof, (i) no such License is the subject of a proceeding for suspension or revocation or any similar proceedings,
(ii) there is no sustainable basis for such a suspension or revocation, and
(iii) to Borrower's knowledge no such suspension or revocation has been threatened by any licensing authority. Schedule 4.24 hereto indicates the line or lines of insurance which is permitted to be engaged in with respect to each License therein listed. Neither LifeUSA nor any of its respective Subsidiaries transacts any insurance business, directly or indirectly, in any state other than those enumerated on Schedule 4.24 hereto.

         4.25. Agreements with Affiliates. Except as set forth on Schedule 4.25 hereto, neither the Borrower nor any of its Subsidiaries is as of the date hereof a party to any marketing agreement, general services agreement or similar agreement with any Affiliate of Borrower or any of its Subsidiaries.

         4.26. Reinsurance Agreements; Operating Contracts. (a) Schedule 4.26(a) sets forth as of the date hereof all Material Reinsurance Agreements of LifeUSA and Borrower. Such Material Reinsurance Agreements are consistent with the Projections.

         (b) Except as set forth on Schedule 4.26(b), neither Borrower nor any of its Subsidiaries is party to any material operating contract as of the date hereof.

         4.27. A.M. Best Rating. As of the date hereof, LifeUSA's rating by A.M. Best & Co. is "B++".

5.  FINANCIAL STATEMENTS AND INFORMATION

         5.1. Reports and Notices. Borrower covenants and agrees that from and after the date hereof and until the Termination Date, it shall deliver to each
Lender:

         (a) GAAP Financial Statements:

            (i) Within 45 days after the end of each fiscal quarter, (A) a copy of the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the close of such quarter and the related consolidated and consolidating statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such quarter, and (B) a copy of the unaudited consolidated and consolidating statements of income of Borrower and its Subsidiaries for such quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by (x) a statement in reasonable detail showing the calculations used in determining the financial covenants under Sections 6.3(a) and 7.10 hereof, and (y) the certification on behalf of Borrower by the chief executive officer or chief financial officer of Borrower that, to such officer's knowledge, all such financial statements are complete and correct in all material respects and present fairly in accordance with GAAP (subject to the omission of footnotes and normal year-end adjustments) the consolidated and consolidating financial position, the consolidated and consolidating results of operations and the cash flows of Borrower and its Subsidiaries as at the end of such quarter and for the period then ended, and that, to such officer's knowledge, there was no Default or Event of Default in existence as of the date of such certificate.

            (ii) Within 90 days after the close of each Fiscal Year, a copy of the annual audited consolidated and unaudited consolidating financial statements of Borrower and its Subsidiaries, consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the consolidated and consolidating figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, together with an opinion (only with respect to the consolidated financial statements) without qualification by either the independent certified public accountants regularly retained by Borrower, by any other "Big 6" firm of independent certified public accountants or by any other firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to Agent, and accompanied by (A) a schedule in reasonable detail showing the calculations used in determining the financial covenants under Sections 6.3(a) and 7.10 hereof,
(B) a report from such accountants to the effect that in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default had occurred and (C) a certification on behalf of Borrower by the chief executive officer or chief financial officer of Borrower that, to such officer's knowledge, all such financial statements are complete and correct in all material respects and present fairly in accordance with GAAP the consolidated and consolidating financial position, the consolidated and consolidating results of operations and the cash flows of Borrower and its Subsidiaries as at the end of such year and for the period then ended, and that, to such officer's knowledge, there was no Default or Event of Default in existence as of the date of such certificate.

            (iii) As soon as practicable, but in any event within two (2) Business Days after a responsible officer of Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) days.

            (iv) Such other information respecting Borrower's or any of its Subsidiaries' business, financial condition or operations as any Lender may, from time to time, reasonably request.

         (b) SAP Financial Statements:

            (i) As soon as possible, but in any event within 60 days after the end of each Fiscal Year of LifeUSA, a copy of the Annual Statements of LifeUSA and its Subsidiaries, for such Fiscal Year, with a certification on behalf of Borrower by its chief financial officer and as soon as possible, but in any event within 180 days after the end of such Fiscal Year, audited Annual Statements, each such statement to be accompanied by a statement in reasonable detail showing the calculations used in determining the financial covenants under Sections 6.3(b) and 7.10 hereof; and

            (ii) As soon as possible, but in any event within 45 days after the end of each of the first three quarterly fiscal periods of each Fiscal Year of LifeUSA, a copy of the unaudited Quarterly Statements of LifeUSA and its Subsidiaries filed with the appropriate Department for such fiscal quarter, each such statement to be accompanied by a statement in reasonable detail showing the calculations used in determining the financial covenants under Sections 6.3(b) and 7.10 hereof.

         (c) Other Reports:

            (i) As soon as possible copies of all quarterly management operating reports prepared for either senior management or the Board of Directors of Borrower or LifeUSA.

         5.2. Certificates; Other Information. Borrower covenants and agrees that until the Termination Date, it shall deliver:

         (a) to each Lender, (x) not later than thirty days prior to the end of each Fiscal Year of Borrower, a copy of the preliminary projections of Borrower and its Subsidiaries of (i) the operating budget, (ii) new business plans, and
(iii) quarterly SAP cash flow of LifeUSA for the next succeeding Fiscal Year and quarterly GAAP cash flow of Borrower for the next succeeding Fiscal Year, such projections and business plan to be in a format reasonably acceptable to Agent if materially different from the format of the Projections referred to in
Section 4.7 and to be accompanied by a certificate on behalf of Borrower by the chief financial officer to the effect that such projections have been prepared on the basis of sound financial planning and insurance practice and that such projections are based upon reasonable estimates and assumptions, all of which are reasonably believed to be at the time such projections are delivered fair in light of the then current conditions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of Borrower of the results of operations and other information projected therein and (y) not later than January 15th of each year a final form of the projections delivered pursuant to Section 5.2(a)(x) hereof or a letter from the chief financial officer of Borrower certifying that the projections delivered pursuant to
Section 5.2(a)(x) hereof shall be treated as the final projections for such year;

         (b) if requested by the Required Lenders, cooperate in the preparation of a valuation report as of the end of any fiscal quarter of Borrower, to be prepared by independent accountants or an independent actuarial firm analyzing the information set forth above in subsection (a) and such other information as Agent or Lenders shall reasonably request; provided, however, that (i) Borrower shall not be required to cooperate in the preparation of more than one such report in any 12 month period, (ii) the cost of such report shall be paid by Lenders, (iii) the accounting or actuarial firm selected by the Required Lenders executes a confidentiality agreement in form and substance reasonably satisfactory to Borrower and (iv) a copy of such report is provided to Borrower.

         (c) to each Lender, quarterly investment updates of Borrower and its Subsidiaries listing all FMO Investments and other investments prepared in a manner consistent with Schedule 4.11 hereto;

         (d) to each Lender, promptly after the end of each Fiscal Year of LifeUSA, (i) a copy of the final report to its Subsidiaries from NAIC for such year, as to such company's compliance or noncompliance with each of the NAIC Tests, and (ii) a copy of A.M. Best's rating analysis for such company for such year;

         (e) to each Lender, promptly after received, (i) copies of all notices of alleged violations received by Borrower and any of its Subsidiaries from any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, (ii) a copy of any and all financial examination reports or market conduct examination reports (including any drafts thereof) by a Governmental Authority with respect to LifeUSA and any Subsidiary; (iii) a copy of the annual cash flow memorandum filed by LifeUSA with a Governmental Authority of its state of domicile; and (iv) a copy of any notice of termination or cancellation of any Reinsurance or Retrocession Agreement or arrangement to which LifeUSA or any Subsidiary is a party to the extent such termination or cancellation could reasonably be expected to have a Material Adverse Effect;

         (f) to each Lender, copies of all Insurance Holding Company System Act filings with Governmental Authorities by LifeUSA or any Subsidiary not later than seven days after such filings are made;

         (g) to each Lender, promptly after received, notice of actual or threatened suspension, termination or revocation of any License of LifeUSA or any of its Subsidiaries by any Governmental Authority, including any request by Governmental Authorities which commits LifeUSA or such Subsidiary to take, or refrain from taking, any action or which otherwise affects the authority of LifeUSA or such Subsidiary to conduct its business;

         (h) to each Lender, promptly after received, notice of any actual material changes in the insurance laws enacted in the state of domicile of any insurance company Subsidiary; and

         (i) to each Lender, as soon as available, but in any event within 100 days after the end of each Fiscal Year, a certificate of the chief executive officer or chief financial officer of Borrower detailing the computations used by Borrower in determining compliance with the provisions of Section 2.2(a) hereof; and

         (j) promptly after the same are received by Borrower, a copy of each management letter provided to the Board of Directors of Borrower by its independent certified public accountants in connection with their examination of Borrower's annual audited consolidated financial statements which refers in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by Borrower or any of its Subsidiaries.

         5.3. Communication with Accountants. Borrower authorizes Agent and each Lender to communicate directly with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to Agent and each Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower and any of its Subsidiaries. On the date hereof,, Borrower shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.3.

6.  AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, from and after the date hereof and until the Termination Date:

         6.1. Maintenance of Existence and Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights, licenses, privileges and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its trademarks and trade names, and maintain its tangible assets used or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear and obsolete assets) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with insurance industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (d) transact business only pursuant to its current corporate name, or such other names as Borrower or any Subsidiary of Borrower shall specify to Agent in writing not less than thirty days prior to the first date such name is used by Borrower or any Subsidiary of Borrower.

         6.2. Payment of Obligations. (a) Subject to Section 6.2(b) and (c) below, Borrower shall, and shall cause each of its Subsidiaries to, (i) pay and discharge or cause to be paid and discharged all its Indebtedness, including, without limitation, all the Obligations and the obligations with respect to the Subordinated Debt, subject to the subordination provisions thereof, as and when due and payable, and (ii) pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

         (b) Borrower and its Subsidiaries may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims arising under Section 6.2(a)(i) or (ii) hereof, provided that at the time of commencement of any such action or proceeding, and during the pendency thereof
(i) no Default or Event of Default shall have occurred; (ii) adequate Reserves with respect thereto are maintained on the books of Borrower or such Subsidiary, in accordance with GAAP (or SAP if applicable); (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest; (v) Borrower or such Subsidiary shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or such Subsidiary; and (vi) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof would have a Material Adverse Effect.

         (c) Notwithstanding anything to the contrary contained in Section 6.2(b) above, Borrower and each of its Subsidiaries shall have the right to pay the Charges or claims arising under Section 6.2(a)(ii) hereof and in good faith contest, by proper legal actions or proceedings, the validity or amount of such Charges or claims.

         6.3. Financial Covenants. Borrower shall comply with the following covenants:

         (a) GAAP Covenants.

                  (i) Borrower shall maintain at all times, such maintenance to be evidenced as at the end of each fiscal quarter of Borrower commencing with the fiscal quarter ending June 30, 1996, an Interest Coverage Ratio equal to or greater than 2.50: 1.0.

                  (ii) Borrower shall maintain at all times, such maintenance to be evidenced as at the end of each fiscal quarter of Borrower, a Cash Sources to Cash Uses Ratio equal to or greater than 1.00:1.00. For purposes of this Section 6.3(a)(ii), the Cash Sources to Cash Uses Ratio shall be calculated at the end of each fiscal quarter in the Fiscal Year ending June 30, 1996, for a period from the beginning of such fiscal quarter through the last day of such fiscal quarter.

                  (iii) Borrower shall maintain at all times, such maintenance to be evidenced as at the end of each Fiscal Year, Consolidated Net Worth of not less than $144,000,000.

         (b) SAP Covenants.

                  (i) Borrower shall use its commercially reasonable efforts to
         (A) cause LifeUSA at all times to maintain a rating by A.M. Best & Co. of "B+" or better; and (B) cause LifeUSA's rating to be reinstated to "B+" or better should LifeUSA fail to maintain at least a "B+" rating at any time (which failure shall be deemed to include a "Not Assigned" rating).

                  (ii) The Capital and Surplus plus AVR of LifeUSA as set forth in its respective Annual Statements shall be equal to or greater than $81,000,000.

                  (iii) Borrower shall cause LifeUSA to maintain at all times, such maintenance to be evidenced as at the end of each fiscal quarter of LifeUSA, a Risk-Based Capital Ratio of at least 3.25: to 1.0.

         6.4. Books and Records. Borrower shall, and shall cause each of its Subsidiaries to, keep adequate records and books of account in all material respects with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials referred to in Section 4.6(b) hereof.

         6.5. Litigation. Borrower shall notify Agent in writing, promptly upon learning thereof, of any litigation commenced against Borrower and/or any of the Subsidiaries, and of the institution against any of them of any suit or administrative proceeding that could reasonably be expected to have a Material Adverse Effect.

         6.6. Insurance. Borrower shall and shall cause each Subsidiary of Borrower to maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation and insurance on all property and assets, all in amounts customary for the industry and as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or such Subsidiary operates and under policies issued by responsible insurers and in any event in compliance with any insurance requirements under any of the Loan Documents and with a lender's loss payable clause in favor of Agent for the benefit of Lenders. Borrower shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them.

         6.7. Compliance with Law. Borrower shall and shall cause each of its Subsidiaries to comply with all federal, state and local laws and regulations applicable to it, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and social security taxes and those relating to environmental matters where the failure to comply could reasonably be expected to have a Material Adverse Effect.

         6.8. Agreements. Borrower shall and shall cause each of its Subsidiaries to perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including, without limitation, any leases to which any such company is a party, where the failure to so perform and enforce could reasonably be expected to have a Material Adverse Effect. Borrower shall not and shall cause each of its Subsidiaries not to terminate or modify in any manner adverse to any such party any provision of any agreement to which it is a party which termination or modification could reasonably be expected to have a Material Adverse Effect.

         6.9. Supplemental Disclosure. From time to time as may be necessary (in the event that such information is not otherwise delivered by Borrower to Lenders pursuant to this Agreement), so long as there are Obligations outstanding hereunder, Borrower will supplement each Schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided, however, that such supplement to such Schedule or representation shall not be deemed an amendment thereof unless otherwise consented to by the Required Lenders.

         6.10. Employee Plans. (a) With respect to other than a Multiemployer Plan, for each Qualified Plan hereafter adopted or maintained by Borrower, any of its Subsidiaries or any ERISA Affiliate, Borrower shall (i) seek, or cause its Subsidiaries or ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the IRC; and (ii) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of
Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

         (b) With respect to each Welfare Plan hereafter adopted or maintained by Borrower, any of its Subsidiaries or any ERISA Affiliate, Borrower shall comply, or cause its Subsidiaries or ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder.

         (c) (i) Promptly and in any event within thirty (30) days after Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, and (ii) promptly and in any event within ten (10) days after Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the IRC has been filed with respect to any Qualified Plan, Borrower shall furnish to Agent a written statement of the chief financial officer or other appropriate officer of Borrower describing such ERISA Event or waiver request and the action, if any, which Borrower, any of its Subsidiaries or any ERISA Affiliate proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto.

         (d) Promptly and in any event within thirty (30) days after the filing thereof by Borrower, any of its Subsidiaries or any ERISA Affiliate, Borrower shall furnish to Agent a copy of each annual report (Form 5500 Series, including Schedule B thereto) with respect to each Pension Plan, and upon request by the Agent, with respect to any other Plan.

         (e) Promptly and in any event within thirty (30) days after receipt thereof, Borrower shall furnish to Agent a copy of any adverse notice, determination letter, ruling or opinion Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the PBGC, DOL or IRS with respect to any Qualified Plan.

         (f) Promptly and in any event within ten (10) Business Days after receipt thereof, Borrower shall furnish to Agent a copy of any correspondence Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the plan sponsor (as defined by Section 4001(a)(10) of ERISA) of any Multiemployer Plan concerning potential Withdrawal Liability of Borrower, any of its Subsidiaries or any ERISA Affiliate, or notice of any reorganization, with respect to any Multiemployer Plan, together with a written statement of the chief financial officer or other appropriate officer of Borrower of the action which Borrower, any of its Subsidiaries or any ERISA Affiliate proposes to take with respect thereto.

         (g) Promptly and in any event within thirty (30) Business Days after the adoption thereof, Borrower shall furnish to Agent notice of (i) any amendment to a Title IV Plan which results in an increase in benefits or the adoption of any new Title IV Plan and (ii) any amendment to a, or adoption of a new, Welfare Plan which Borrower or any of its Subsidiaries maintains, contributes or has an obligation to contribute to, and which results in an increase in benefits.

         (h) Promptly and in any event after receipt of written notice of commencement thereof, Borrower shall furnish to Agent notice of any action, suit or proceeding before any court or other governmental authority affecting Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined, could not have a Material Adverse Effect.

         (i) Promptly and in any event within thirty (30) days after notice or knowledge thereof, Borrower shall furnish to Agent notice that Borrower or any of its Subsidiaries becomes subject to the tax on prohibited transactions imposed by Section 4975 of the IRC, together with a copy of Form 5330.

         6.11. Compliance with Taxes. Borrower shall pay all transfer, excise, mortgage recording or similar taxes (but excluding income or franchise taxes) in connection with the issuance, sale, delivery or transfer by Borrower to Lenders of the Term Loan Notes, and the execution and delivery of the Loan Documents and any other agreements and instruments contemplated thereby, and shall save Agent and each Lender harmless without limitation as to time against any and all liabilities with respect to such taxes. Borrower shall not be responsible for any taxes in connection with the transfer of the Term Loan Note by the holder thereof. The obligations of Borrower under this Section 6.12 shall survive the payment, prepayment or redemption of the Term Loan Notes and the termination of this Agreement.

         6.12. Environmental Matters. (a) Borrower shall and shall cause each of its Subsidiaries to (i) comply in all material respects with the Environmental Laws applicable to it, (ii) notify Agent promptly after knowledge in the event of any Spill upon any premises owned or occupied by such Person, and (iii) promptly forward to Agent a copy of any order, notice, permit, application, or any other communication or report received by Borrower or any of its Subsidiaries in connection with any such Spill or any other matter relating to the Environmental Laws as they may affect such premises.

         (b) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any loss, liability, damage, or expense, including attorneys' fees, suffered or incurred by any Lender, (i) under or on account of the Environmental Laws applicable to Borrower or any of its Subsidiaries (ii) with respect to any Spill affecting such premises, whether or not the same originates or emanates from such premises or any contiguous real estate, including any loss of value of such premises as a result of a Spill;
(iii) with respect to any liability for personal injury or property damage applicable to Borrower or any of its Subsidiaries arising under any statutory or common law tort theory, including, without limitation, damages assessed for the maintenance of public or private nuisance of the carrying on of an abnormally dangerous activity at or near any real estate owned or leased by Borrower or its Subsidiaries; and (iv) with respect to any other Environmental Liabilities and Costs with respect to any other matter affecting such premises within the jurisdiction of any federal, state, or municipal official administering the Environmental Laws applicable to Borrower or any of its Subsidiaries.

         (c) In the event of any Spill affecting any premises occupied by Borrower or any of its Subsidiaries, whether or not the same originates or emanates from such premises or any contiguous real estate, and if Borrower or such Subsidiary shall fail to comply with any of the requirements of the Environmental Laws, if required to do so under the applicable lease, Agent or any Lender may, but shall not be obligated to, give such notices or cause such work to be performed or take any and all actions deemed necessary or desirable to remedy such Spill or cure such failure to comply and any amounts paid as a result thereof, together with interest thereon at the rate set forth in Section
2.5 hereof, shall be immediately due and payable by Borrower and, until paid, shall be added to the Obligations.

         The provisions of this Section 6.12 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with the presence of any Spills or hazardous substances.

         6.13. SEC Filings; Certain Other Notices. Borrower shall furnish to Agent promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing by Borrower with the Securities and Exchange Commission.

         6.14. Reinsurance and Surplus Relief Reinsurance. Borrower shall and shall cause each of its Subsidiaries:

         (a) to furnish Agent with quarterly statements describing (i) any Material Reinsurance Agreement entered into after the date hereof; (ii) any termination, commutation, renewal, extension, material change or modification to any Reinsurance Agreements, whether entered into before or after the date hereof including Reinsurance Agreements which are in a runoff mode on the date hereof; and (iii) any pending or to Borrower's knowledge threatened dispute, litigation or arbitration arising out of any Reinsurance Agreement to which LifeUSA or any Subsidiary thereof is a party which could reasonably be expected to have a Material Adverse Effect; and shall furnish Lenders with such financial, actuarial and other information with respect to such Reinsurance Agreements as Agent may request; and

         (b) to cause all Material Reinsurance Agreements to which LifeUSA is a party, to be effected in accordance with all applicable insurance laws and regulations, including any requirements that such agreements or arrangements be approved by applicable Governmental Authorities.

         6.15. Portfolio Management. Borrower and LifeUSA shall at all times retain at least one investment advisor who is not an Affiliate of Borrower as of the date hereof for the management of the investment portfolio of Borrower and LifeUSA. Any contract with such investment advisor shall be for a term of not more than one year. Each investment advisor must be approved by the board of directors of Borrower or Life USA and the investment portfolio must be reviewed and reaffirmed by such board of directors on an annual basis

         6.16. Pledge of FMO Investments and Intellectual Property. If requested by Agent at any time after the date hereof, Borrower shall pledge to Agent for the ratable benefit of Lenders any or all FMO Investments pursuant to an amendment to the Pledge Agreement in form and substance satisfactory to Agent and its counsel.

7.  NEGATIVE COVENANTS

         Borrower covenants and agrees that, without the Required Lenders' prior written consent, from and after the date hereof and until the Termination Date:

         7.1. Mergers, Etc. Neither Borrower nor any Subsidiary of Borrower shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or a division of any Person nor form any Subsidiary, except for permitted FMO Investments pursuant to Section
7.2 hereof.

         7.2. Investments; Loans and Advances. (a) Except as otherwise permitted by Sections 7.2(b), 7.3 or 7.4 hereof, Borrower shall not and shall not permit any Subsidiary of Borrower to make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; provided, however, that Borrower shall be permitted hereunder and may permit hereunder its Subsidiaries to (i) make one or more investments in, or make or accrue loans or advances of money to, Borrower, LifeUSA or LifeUSA Securities, Inc., (ii) make investments in Cash Equivalents and (iii) make agent commission advances in the ordinary course of business.

         (b) Borrower shall not, and shall not permit any Subsidiary to make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of any Person (including, without limitation, any such Person which would constitute a Subsidiary), or make any other investment in, any Person or otherwise engage in any investment activities, except for (i) FMO Investments by Borrower provided that the aggregate amount of cash used by Borrower to make such investments shall not exceed $25,000,000 outstanding at any one time, (ii) those investments and investment activities set forth on Schedule 7.2 hereto (the "Investment Guidelines") and (iii) as permitted by subsection (a) hereof.

         7.3. Indebtedness. (a) Except as otherwise expressly permitted by this
Section 7.3 or by any other section of this Agreement, Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (i) Indebtedness secured by Liens permitted under
Section 7.9 hereof, (ii) the Term Loan, (iii) the Allianz Subordinated Debentures in an original principal amount not to exceed $30,000,000, (iv) the Convertible Subordinated Debentures in an original principal amount not to exceed $15,000,000, (v) all deferred taxes, (vi) all unfunded pension fund and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law and (vii) any other Indebtedness incurred by Borrower at any time after Fiscal Year 1996 in an outstanding principal amount at the time of each such incurrence not in excess of the lesser of (x) 2% of the Consolidated Net Worth of Borrower at such time and (y) $5,000,000.

         (b) Except as permitted by Section 7.11, Borrower shall not and shall not permit any Subsidiary of Borrower to sell or transfer, either with or without recourse, any assets, of any nature whatsoever, in respect of which a Lien is granted or to be granted pursuant to any Loan Document or engage in any sale-leaseback or similar transaction involving any of such assets.

         7.4. Employee Loans. Borrower shall not and shall not permit any Subsidiary of Borrower to make or accrue any loans or other advances of money to any employee of Borrower or such Subsidiary in excess at any one time of $500,000 in the aggregate for all such loans, provided that such loans are made only in the ordinary course of Borrower's or such Subsidiary's business.

         7.5. Capital Structure. (a) Borrower shall not permit any Subsidiary of Borrower to issue or agree to issue any of their respective authorized but not outstanding shares of Stock (including treasury shares) to any Person other than Borrower or LifeUSA.

         (b) Borrower shall not make or permit any Subsidiary of Borrower to make any changes in its capital structure, amend its certificate of incorporation or by-laws, or make or permit any Subsidiary of Borrower to make any changes in any of its business objectives, purposes, or operations which might in any way adversely affect the repayment of the Obligations or have a Material Adverse Effect.

         7.6. Maintenance of Business. Borrower shall not and shall not permit any Subsidiary of Borrower to engage in any line of risk assuming business that it is not consistent with the products currently offered by LifeUSA or the business currently conducted by LifeUSA Securities, Inc.

         7.7. Transactions with Affiliates. (a) Borrower shall not and shall not permit any Subsidiary of Borrower to enter into or be a party to any transaction with any Affiliate of Borrower or such Subsidiary, except for the Management Agreement and as otherwise provided herein or in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to the Lenders.

         (b) Borrower shall not consent to any amendments, modifications, cancellation or extensions of the Management Agreement.

         (c) Borrower shall not and shall not permit any Subsidiary of Borrower to enter into any agreement or transaction to pay to any Person any management or similar fee based on or related to Borrower's or any of its Subsidiaries' operating performance or income or any percentage thereof, nor pay any management or similar fee to an Affiliate, except for (i) the Management Agreement, (ii) employee and agent bonuses paid in the ordinary course, and
(iii) bonuses paid in connection with any FMO Investment.

         7.8. Guaranteed Indebtedness. Borrower shall not and shall not permit any Subsidiary of Borrower to incur any Guaranteed Indebtedness except (i) by endorsement of instruments or items of payment for deposit to the general account of Borrower or such Subsidiary, and (ii) for Guaranteed Indebtedness incurred for the benefit of Borrower or any Subsidiary of Borrower if the primary obligation is permitted by this Agreement and (iii) to the extent such Indebtedness may be incurred directly pursuant to Section 7.3(a)(vii).

         7.9. Liens. Borrower shall not and shall not permit any Subsidiary of Borrower to create or permit any Lien on any of its properties or assets except:

         (a) presently existing or hereafter created Liens in favor of Agent and Lenders;

         (b) purchase money liens, including Capital Leases, securing Indebtedness which may be incurred pursuant to Section 7.3(a) (vii); and

         (c) Permitted Encumbrances.

         7.10. Capital Expenditures. Borrower shall not and shall not permit any of its Subsidiaries to make Capital Expenditures that, in the aggregate, exceed
(i) for the Fiscal Year 1996, $3,000,000 plus the cost of remodeling and leasehold improvements incurred in such Fiscal Year, and (ii) for each Fiscal Year thereafter, $3,000,000.

         7.11. Sales of Assets. Borrower shall not and shall not permit any Subsidiary of Borrower to sell, transfer, convey or otherwise dispose of any material assets or properties; provided, however, that the foregoing shall not prohibit (i) the sale of investments in the ordinary course of business, (ii) the sale or other disposition of surplus or obsolete assets or assets being replaced and (iii) transfers resulting from any casualty or condemnation of assets or properties.

         7.12. Cancellation of Indebtedness. Borrower shall not and shall not permit any Subsidiary of Borrower to cancel any claim or debt owing to it, except for reasonable consideration and in the ordinary course of business.

         7.13. Events of Default. Borrower shall not and shall not permit any Subsidiary of Borrower to take or omit to take any action, which act or omission would constitute (i) a default or an event of default pursuant to, or non-compliance with any of, the terms of any of the Loan Documents or (ii) a material default or an event of default pursuant to, or noncompliance with any other contract, lease, mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien, unless such default, event of default or non-compliance would not have a Material Adverse Effect.

         7.14. Restricted Payments. Borrower shall not and shall not permit any Subsidiary of Borrower to make any Restricted Payments, except that during any Fiscal Year commencing with the year beginning January 1, 1998, Borrower may pay dividends in an amount up to 25% of Excess Cash Flow for the prior Fiscal Year provided, (i) no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment and (ii) Borrower's Consolidated Net Worth after giving effect to such Restricted Payment shall equal at least $207,000,000.

         7.15. ERISA. Borrower shall not, directly or indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to directly or indirectly by reason of an amendment or amendments to, or the adoption of, one or more Title IV Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a plan), to increase by more than $500,000; provided that this limitation shall not be applicable to the extent that the fair market value of assets allocable to such benefits, all determined as of the most recent valuation date for each such Title IV Plan, is in excess of the benefit liabilities, or to increase to the extent security must be provided to any Title IV Plan under Section 401(a)(29) of the IRC. Neither Borrower nor any of its Subsidiaries shall establish or become obligated to any new Retiree Welfare Plan, or modify any existing Retiree Welfare Plan which would result in the present value of future liabilities under any such plans to increase by more than $500,000. Neither Borrower nor any of its Subsidiaries shall establish or become obligated to any new unfunded Pension Plan, or modify any existing unfunded Pension Plan, which would result in the present value of future liabilities under any such plans to increase by more than $500,000. Except as disclosed in Schedule 4.15, Borrower shall not directly or indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to (a) satisfy any liability under any Qualified Plan by purchasing annuities from an insurance company or
(b) invest the assets of any Qualified Plan with an insurance company, unless, in each case, such insurance company is rated AAA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency at the time of the investment.

         7.16. Payment or Modification of Subordinated Obligations. (a) Borrower shall not, and shall not permit any of its Subsidiaries to, make any payments on, or with respect to, any Subordinated Debt, including any payments in redemption or repurchase thereof, except mandatory payments of principal, interest, fees and expenses required by the terms of the agreement governing or instrument evidencing such indebtedness but only to the extent permitted under the subordination provisions applicable thereto.

         (b) Borrower shall not, and shall not permit any Subsidiary of Borrower to, amend, supplement or otherwise modify any of the provisions of any agreement or instrument evidencing the Subordinated Debt:

                  (i) which amends or modifies the subordination provisions contained therein,

                  (ii) which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Subordinated Debt, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith,

                  (iii) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing the Subordinated Debt and the effect of which is to subject Borrower or any of its Subsidiaries, to any more onerous or more restrictive provisions, or

                  (iv) which adversely affects the interests of Lenders as senior creditors with respect to the Subordinated Debt or the interests of Lenders under this Agreement or any other Loan Document in any respect.

         7.17. Modification of Allianz Agreement. Borrower shall not and shall not permit any Subsidiary to amend, supplement, waive or otherwise modify any provision of the Allianz Agreement if such amendment, supplement, waiver or modification has the effect of either reducing (i) the fees or other compensation payable by Allianz to Borrower thereunder as of the date hereof or
(ii) the term of such agreement from the term in effect as of the date hereof.

         7.18. Restrictions on Retrocession Agreements and Surplus Relief Reinsurance and Reinsurance Agreements. Borrower shall not and shall not permit any Subsidiary to:

         (a) enter into any Retrocession Agreement in any Fiscal Year under which Borrower or such Subsidiary retrocedes any reinsurance coverage which was written or assumed in another Fiscal Year;

         (b) enter into, or suffer to exist, any Surplus Relief Reinsurance agreement; or

         (c) enter into any Reinsurance Agreement other than those required so as not to exceed the retention limits (i.e., the maximum insurance exposure on any one life insurance policy) of $250,000.

         7.19. Reserves. Borrower shall not permit LifeUSA to materially alter its methodology and procedures for establishing Reserves, except in accordance with SAP.


8.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

         (a) Borrower shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Term Loan, or any of the other Obligations when due and payable or declared due and payable, except that with respect to expenses payable under this Agreement, or other Obligations owing under any Loan Document other than this Agreement, such failure shall have remained unremedied for a period of five (5) days after Borrower has received notice of such failure from Agent.

         (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 6.3 ("Financial Covenants") or Section 7 of this Agreement.

         (c) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents and the same shall remain unremedied for a period of twenty (20) days after Borrower shall receive written notice of any such failure from Agent.

         (d) A default shall occur under any other agreement, document or instrument to which any Loan Party is a party or by which any such Loan Party or any such Loan Party's property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of any Loan Party in an aggregate amount exceeding $500,000, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $500,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

         (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to Agent or any Lender by Borrower shall be untrue or incorrect in any material respect, as of the date when made or deemed made (including those made or deemed made pursuant to Section 3.2 hereof).

         (f) Any material assets of any Loan Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and shall remain unstayed or undismissed for sixty
(60) consecutive days; or any Person other than any Loan Party shall apply for the appointment of a receiver, trustee or custodian for any of the assets of any Loan Party and such application shall remain unstayed or undismissed for sixty
(60) consecutive days; or any Loan Party shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

         (g) A case or proceeding shall have been commenced against any Loan Party in a court having competent jurisdiction seeking a decree or order in respect of such Loan Party (i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Loan Party or of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of such Loan Party and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

         (h) Any Loan Party shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or such Loan Party or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

         (i) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $500,000 in the aggregate shall be rendered against Borrower or any of its Subsidiaries and the same shall not be (i) fully covered by insurance in accordance with Section 6.7 hereof, or (ii) vacated, stayed, bonded, paid or discharged for a period of fifteen (15) days.

         (j) Any other event shall have occurred and be continuing which would have a Material Adverse Effect and Agent shall have given Borrower at least sixty (60) days notice thereof.

         (k) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA occurs which in the reasonable determination of the Agent could result in direct or indirect liability to Borrower or any of its Subsidiaries, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur any Withdrawal Liability, (iv) with respect to any Qualified Plan, Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (ii) - (iv) hereof, in the reasonable determination of the Agent there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses (i) - (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request of Borrower, any of its Subsidiaries or any ERISA Affiliate, whether or not assessed, exceeds $500,000 in any case set forth in (i) - (v) above, or exceeds $500,000 in the aggregate for all such cases.

         (l) Any provision of any Collateral Document, after delivery thereof pursuant to Section 3.1 hereof, shall for any reason cease to be valid or enforceable in accordance with its terms, or any security interest created under any Collateral Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise stated therein) in any of the Collateral purported to be covered thereby other than by reason of any action of the Agent or any Lender.

         (m) A Change of Control shall have occurred.

         8.2. Remedies. If any Event of Default specified in Section 8.1 shall have occurred and be continuing, Agent shall at the request, or may with the consent, of the Required Lenders, without notice, (i) terminate this facility with respect to further Term Loan Advances, whereupon no further Term Loan Advance may be made hereunder, and/or (ii) declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default specified in
Section 8.1(f), (g) or (h) hereof, such Obligations shall become due and payable without declaration, notice or demand by Agent or any Lender.

         Agent shall take such action with respect to any Default or Event of Default specified in Section 8.1 hereof as shall be directed by the Required Lenders; provided, that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Agent, and Lenders taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

         8.3. Waivers by Borrower. Except as otherwise provided for in this Agreement and applicable law, Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate and notice of acceleration, (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or to Agent's or any Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

         8.4. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, and the Notes held by such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

9.  THE AGENT

         9.1. Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law. Agent agrees to give each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement and the other Loan Documents.

         9.2. Agent's Reliance, Etc. Neither Agent nor any of its directors, officers, agents employees or Affiliates shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representations to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         9.3. ERAC and Affiliates. With respect to its commitment hereunder to make the Term Loan made by it, ERAC shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include ERAC in its individual capacity. ERAC and its affiliates may lend money to, and generally engage in any kind of business with, any Loan Party and any Person who may do business with or own securities of any Loan Party, all as if ERAC were not Agent and without any duty to account therefor to Lenders.

         9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any of its Affiliates or any other Lender and based on the financial statements referred to in Section 4.6 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any of its Affiliates or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         9.5. Indemnification. Lenders agree to indemnify Agent and its Affiliates (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the (or their respective Term Loan Commitments if they hold no Notes) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any Affiliates of Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent or any Affiliate of Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's of such Affiliate's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

         9.6. Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

10.  MISCELLANEOUS

         10.1. Complete Agreement; Modification of Agreement; Sale of Interest.
(a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lenders in accordance with Section 10.1(d) hereof. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent's and any Lender's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Borrower agrees that it will use its reasonable efforts to assist and cooperate with Agent in any manner reasonably requested by Agent to effect the sale of participations in or assignments of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda.

         (b) In the event any Lender assigns or otherwise transfers all or any part of its Term Loan Note, Borrower shall, upon the request of Agent or such Lender issue new Term Loan Notes, as the case may be, to effectuate such assignment or transfer.

         (c) Each Lender may sell, assign, transfer or negotiate to one or more other Lenders, commercial banks, insurance companies, other financial institutions or any other Person acceptable to Agent all or a portion of its rights and obligations under any Note and its Term Loan Commitment held by such Lender and this Agreement; provided, however, that (i) each such sale, assignment, transfer or negotiation shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under such Note, Term Loan Commitment and this Agreement, (ii) any such sale, assignment, transfer or negotiation shall not require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Notes under the blue sky law of any state, (iii) any such sale, assignment or transfer shall be in an aggregate principal amount of not less than $5,000,000 and (iv) acceptance of such assignment by any assignees shall constitute the agreement of such assignee to be bound by the terms of this Agreement applicable to the assigning Lender. From and after the effective date of such an assignment, (x) the assignees thereunder shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such assignment and (y) the assignor Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under the Agreement (and, in the case of an assignment and acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

         (d) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrower therefrom, nor release of any Collateral, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (i) subject the Lender to any additional obligations,
(ii) reduce the principal of, or interest on, the Notes or other amounts payable hereunder or release or discharge Borrower from its obligations to make such payments, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, (iv) change the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or (v) amend this Section 10.1(d); and provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement, any Note or any Loan Document.

         10.2. Fees and Expenses. Borrower shall pay all reasonable out-of-pocket expenses of Agent in connection with the preparation of the Loan Documents and the administration of the loans made pursuant hereto (including the reasonable fees and expenses of all of its counsel and advisors retained in connection with the Loan Documents and the transactions contemplated thereby and advice in connection therewith) in an aggregate amount not to exceed $75,000. If, at any time or times, regardless of the existence of an Event of Default (except with respect to paragraphs (iii) and (iv) below, which shall be subject to an Event of Default having occurred and be continuing), Agent (or in the case of paragraphs (iii) and (iv) below, any Lender) shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with:

                  (i) any amendment, modification or waiver, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

                  (ii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent or any Lender, Borrower, any Subsidiary of Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection herewith, unless Borrower or any of its Subsidiaries prevails therein against Agent or such Lender;

                  (iii) any attempt to enforce any rights of Agent or any Lender against Borrower, any Subsidiary of Borrower or any other Person, that may be obligated to any Lender by virtue of any of the Loan Documents;

                  (iv) any attempt to verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral;

then, and in any such event, the attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrower to Agent or such Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

         10.3. No Waiver by Agent or Any Lender. Agent's or any Lender's failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or Lenders of an Event of Default by Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or under any of the other Loan Documents shall be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing signed by an officer of Agent and the Required Lenders and directed to Borrower specifying such suspension or waiver.

         10.4. Remedies. Agent's and Lender's rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights and remedies which Agent and Lenders may have under any other agreement, including without limitation, the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

         10.5. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under the Loan Documents.

         10.6. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.7. Parties. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Borrower, Agent and Lenders and the assigns, transferees and endorsees of Agent and Lenders.

         10.8. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         10.9. Authorized Signature. Until Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower listed in Schedule 10.9 hereto shall bind Borrower and be deemed to be the act of Borrower, affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors.

         10.10. Governing Law. Except as otherwise expressly provided in any of the Loan Documents, in all respects, including all matters of construction, validity and performance, this Agreement and the Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Agent, each Lender and Borrower agree to submit to personal jurisdiction and to waive any objection as to venue as to federal or New York State courts located in the County of New York, State of New York. Service of process on Borrower, Agent or Lender in any action arising out of or relating to any of the Loan Documents shall be effective if mailed to such party at the address listed in Section 10.11 hereof. Nothing herein shall preclude Agent, any Lender or Borrower from bringing suit or taking other legal action in any other jurisdiction.

         10.11. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or telecopied and confirmed by telecopy answerback addressed as follows:

         (a) If to Agent at:

                           Employers Reassurance Corporation
                           5200 Metcalf
                           Overland Park, Kansas 66201
                           Attention:  James D. Maughn
                           Telecopy Number:  (913) 676-6273

                           With a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attention:  Ted S. Waksman, Esq.
                           Telecopy Number:  (212) 310-8007

         (b) If to Borrower at:

                           Life USA Holding, Inc.
                           Suite 600
                           Interchange North Building
                           300 South Highway 169
                           Minneapolis, Minnesota 55426
                           Attention:  Mark A. Zesbaugh,
                                       Chief Financial Officer
                           Telecopy Number:  (612) 525-6000

                           With a copy to:

                           Kaplan, Strangis and Kaplan, P.A.
                           5500 Norwest Center
                           90 South Seventh Street
                           Minneapolis, Minnesota 55402
                           Attention:  Bruce J. Parker, Esq.
                           Telecopy Number:  (612) 375-1143


         (c) If to any Lender, at its address indicated on Schedule 2 hereto or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         10.12. Confidentiality. Borrower agrees, and shall cause its Subsidiaries, to keep the terms of this Agreement confidential, except to the extent that based upon advice of Borrower's counsel, disclosure of the terms hereof or the filing of this Agreement is required by law, regulation or judicial order and in each instance, Borrower notifies Lenders of such disclosure or filing. Further, Borrower agrees that it shall not use this Agreement or any of the terms hereof for any promotional purpose without the prior written consent of the Required Lenders. The foregoing shall not prohibit ordinary course oral disclosures by Borrower, including to any rating agency or financial analyst, of information concerning this Agreement which is available in public files.

         10.13. Survival. The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or re-lated hereto.

         10.14. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         10.15. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.



         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                    LIFE USA HOLDING, INC.


                                    By: \s\ Mark A. Zesbaugh
                                        Name:  Mark A. Zesbaugh
                                        Title: Executive Vice President
                                               Chief Financial Officer


                                    EMPLOYERS REASSURANCE CORPORATION,
                                      as Agent


                                    By: \s\ James D. Maughn
                                        Name: James D. Maughn
                                        Title:


                                    LENDERS:

Term Loan                           EMPLOYERS REASSURANCE CORPORATION
Commitment

$15,000,000
                                    By: \s\ James D. Maughn
                                        Name: James D. Maughn
                                        Title:


Term Loan                           REPUBLIC-VANGUARD LIFE INSURANCE COMPANY
Commitment

$15,000,000

                                    By: \s\ A. Gordon Jardin
                                        Name:  A. Gordon Jardin
                                        Title: President